Exhibit 4.3.5
     FOURTH SUPPLEMENTAL INDENTURE, dated as of January 27, 2010 (this “Fourth Supplemental Indenture”), among Encore Acquisition Company, a Delaware corporation (the “Company”), the Subsidiaries of the Company party hereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”).
     WHEREAS, the Company and the Trustee have heretofore entered into an Indenture dated as of November 16, 2005 (the “Original Indenture”), as supplemented by (i) the First Supplemental Indenture dated as of November 23, 2005 (the “First Supplemental Indenture” and, together with the Original Indenture, the “2017 Notes Indenture”), pursuant to which the Company’s 7.25% Senior Subordinated Notes due 2017 (the “2017 Notes”) were issued, (ii) the Second Supplemental Indenture dated as of January 2, 2008 (the “Second Supplemental Indenture”), and (iii) the Third Supplemental Indenture dated as of April 27, 2009 (the “Third Supplemental Indenture” and, together with the Original Indenture, the “2016 Notes Indenture”), pursuant to which the Company’s 9.5% Senior Subordinated Notes due 2016 (the “2016 Notes”) were issued. The Original Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, is referred to herein as the “Indenture”; and
     WHEREAS, the Company has formed a new indirect wholly owned subsidiary, Greencore Pipeline Company LLC, a Delaware limited liability company (“Greencore”); and
     WHEREAS, Section 4.15 of the 2017 Notes Indenture provides that the Company shall cause each Restricted Subsidiary that Incurs any Indebtedness (other than Indebtedness Incurred pursuant to and in compliance with the last clause of Section 4.08(b)(16) of the 2017 Notes Indenture) to, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the 2017 Notes on the same terms and conditions as those set forth in the 2017 Notes Indenture; and
     WHEREAS, Section 9.01 of the 2017 Notes Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may amend the 2017 Notes Indenture without the consent of any Holder to add Guarantees with respect to the 2017 Notes; and
     WHEREAS, Section 4.15 of the 2016 Notes Indenture, provides that the Company shall cause each Restricted Subsidiary that Incurs any Indebtedness (other than Indebtedness Incurred pursuant to and in compliance with the last clause of Section 4.08(b)(16) of the 2016 Notes Indenture) to, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the 2016 Notes on the same terms and conditions as those set forth in the 2016 Notes Indenture; and
     WHEREAS, Section 9.01 of the 2016 Notes Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may amend the 2016 Notes Indenture without the consent of any Holder to add Guarantees with respect to the 2016 Notes; and
     WHEREAS, all acts and things necessary to make this Fourth Supplemental Indenture a valid and binding agreement in accordance with the Indenture have been done or performed;

     NOW, THEREFORE, in consideration of the premises, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     SECTION 1. Capitalized Terms. Capitalized terms used in this Fourth Supplemental Indenture and not otherwise defined herein shall have the respective meanings assigned to such terms in the 2017 Notes Indenture or the 2016 Notes Indenture, as applicable.
     SECTION 2. Guarantee of the 2017 Notes. Greencore hereby agrees, by its execution of this Fourth Supplemental Indenture, (a) to guarantee, jointly and severally with the other Subsidiary Guarantors under the 2017 Notes Indenture, the Guaranteed Obligations (as defined in the 2017 Notes Indenture) on the terms and subject to the conditions set forth in Article 11 of the 2017 Notes Indenture and (b) to be bound by all other provisions of the 2017 Notes Indenture applicable to Subsidiary Guarantors thereunder.
     SECTION 3. Guarantee of the 2016 Notes. Greencore hereby agrees, by its execution of this Fourth Supplemental Indenture, (a) to guarantee, jointly and severally with the other Subsidiary Guarantors under the 2016 Notes Indenture, the Guaranteed Obligations (as defined in the 2016 Notes Indenture) on the terms and subject to the conditions set forth in Article 10 of the 2016 Notes Indenture and (b) to be bound by all other provisions of the 2016 Notes Indenture applicable to Subsidiary Guarantors thereunder.
     SECTION 4. Continuing Effect of Indenture. Except as expressly provided herein, all of the terms, provisions and conditions of the Indenture and the Notes outstanding thereunder shall remain in full force and effect.
     SECTION 5. Construction of Fourth Supplemental Indenture. This Fourth Supplemental Indenture is executed as and shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and as part of the Indenture.
     SECTION 6. Trust Indenture Act Controls. If any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with another provision of this Fourth Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939 as in force at the date as of which this Fourth Supplemental Indenture is executed, the provision required by said Act shall control.
     SECTION 7. Trustee Disclaimer. The recitals contained in this Fourth Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.
     SECTION 8. Governing Law. THIS FOURTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     SECTION 9. Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, as of the day and year first above written.

ENCORE ACQUISITION COMPANY
By:	/s/ Robert C. Reeves
	Name:	Robert C. Reeves
	Title:	Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

EAP OPERATING, LLC
By:	/s/ Robert C. Reeves
	Name:	Robert C. Reeves
	Title:	Senior Vice President, Chief Financial Officer, Treasurer and Secretary

EAP PROPERTIES, INC.
By:	/s/ Robert C. Reeves
	Name:	Robert C. Reeves
	Title:	Senior Vice President, Chief Financial Officer, Treasurer and Secretary

ENCORE OPERATING, L.P. By: EAP Operating, LLC, its general partner
By:	/s/ Robert C. Reeves
	Name:	Robert C. Reeves
	Title:	Senior Vice President, Chief Financial Officer, Treasurer and Secretary

ENCORE OPERATING LOUISIANA, LLC
By:	/s/ Thomas H. Olle
	Name:	Thomas H. Olle
	Title:	President and Assistant Secretary

GREENCORE PIPELINE COMPANY LLC
By:	/s/ Robert C. Reeves
	Name:	Robert C. Reeves
	Title:	Senior Vice President, Chief Financial Officer, Treasurer and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Patrick T. Giordano
	Name:	Patrick T. Giordano
	Title:	Vice President